EXHIBIT 99.1
301 Yamato Road
Suite 3250
Boca Raton, FL 33431
Jushi Holdings Inc. Completes Previously Disclosed
Amendments to 12% Second Lien Notes and Warrants
BOCA RATON, Fla., June 30, 2023 -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, announced today that it has completed the amendments (the “Amendments”) to the Company’s 12% Second Lien Notes (the “Notes”) and detached warrants expiring December 7, 2026 (the “Warrants”) previously disclosed in the Company’s press release dated June 6, 2023. The Company entered into definitive documentation evidencing the Amendments with the trustee to amend the trust indenture (with respect to the Notes) and with the collateral agent to amend the warrants (with respect to the Warrants).
The Amendments include the removal of a covenant in the trust indenture giving the right to holders of Notes to require the Company to repurchase the Notes for 105% of outstanding principal and accrued and unpaid interest upon a change of control, and a reduction of the exercise price of the Warrants for each subordinate voting share from US$2.086 to US$1.00.
About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter and LinkedIn.
For further information, please contact:
Investor Relations Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com
Media Contact:
Ellen Mellody
570-209-2947
ellen@mattio.com